UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2005

WATSON WYATT & COMPANY HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	001-16159	52-2211537
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 N. Glebe Road Arlington, Virginia	22203
(Address of principal executive offices)	(Zip Code)

(703) 258-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On Friday, August 19, 2005, the Board of Directors of Watson Wyatt & Company Holdings (the “Company“) approved the establishment of a Share Incentive Plan for its UK associates. Under this Plan, associates will elect a deduction from their salary or declared bonus, that would be payable in September 2005, to buy shares (investment shares), up to £1,500 (or 10% of salary if less). Associates will also be able to elect to obtain shares (bonus shares) under the Plan worth up to £3,000 in place of their discretionary bonus that would be paid in September 2005. The shares must be left within the Plan for five years, after which they are free of income tax and national insurance contributions for the participant

The Board also approved a Profit Sharing Plan for associates in Ireland. The Irish Revenue approved profit sharing plan allows the acquisition of shares up to an annual limit of €12,700. There are income tax and national insurance savings.  Participation must be offered to all employees on broadly similar terms.

Finally, the Board approved a plan which will allow associates in Spain to elect to obtain shares up to a value of €12,000, free of tax, in place of their discretionary bonus.  There is also no social security payable on up to €3,005.60 of these shares. For the tax exemption to apply, the shares must be held, i.e., not sold, by the employees for a period of three years.

Under each of the foregoing plans, shares are purchased in the open market and at market value.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Watson Wyatt & Company Holdings

(Registrant)

Date: August 25, 2005	BY:	/s/ Carl D. Mautz
Carl D. Mautz
Vice President and Chief Financial Officer